EXHIBIT 3

                           AUTHORIZATION TO EXERCISE
                            CORPORATE TRUST POWERS

                              BOARD OF GOVERNORS
                                    OF THE
                      FEDERAL RESERVE SYSTEM [LETTERHEAD]

                                  WASHINGTON



                                                                   May 9, 1940

LaSalle National Bank,
Chicago, Illinois.

Gentlemen:

      The Board of Governors of the Federal Reserve System has been officially advised by the Comptroller of the Currency that on May 1, 1940, National Builders Bank of Chicago, Chicago, Illinois, changed its title to LaSalle National Bank, and accordingly there is enclosed herewith a certificate showing that LaSalle National Bank has authority to exercise the fiduciary powers enumerated therein.

      Kindly acknowledge receipt of this certificate.

                                                      Very truly yours,


                                                      S.R. Carpenter
                                                      --------------
                                                      S.R. Carpenter,
                                                      Assistant Secretary.




Enclosure


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                              BOARD OF GOVERNORS
                                    OF THE
                            FEDERAL RESERVE SYSTEM
                                  WASHINGTON

     I, S. R. Carpenter, Assistant Secretary of the Board of Governors of the Federal Reserve System (formerly known as the Federal Reserve Board), do hereby certify that it appears from the records of the Board of Governors of the Federal Reserve System that:

      (1) Pursuant to the authority vested in the Federal Reserve Board by an Act of Congress approved December 23, 1913, known as the Federal Reserve Act, as amended, the Federal Reserve Board on December 8, 1927, granted to National Builders Bank of Chicago, Chicago, Illinois, the right to act, when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, committee of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Illinois;

      (2) Under the provisions of an Act of Congress approved May 1, 1886, National Builders Bank of Chicago, Chicago, Illinois, on May 1, 1940, changed its title to LaSalle National Bank; and

      (3) By virtue of the foregoing, LaSalle National Bank, Chicago, Illinois, has authority to act, when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, committee of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Illinois, subject to regulations prescribed by the Board of Governors of the Federal Reserve System.


      IN WITNESS WHEREOF, I have hereunto subscribed my name and caused the seal of the Board of Governors of the Federal Reserve System to be affixed at the City of Washington in the District of Columbia.


                                                      /s/ S. R. Carpenter
                                                     --------------------
                                                      Assistant Secretary.


Dated  May 9, 1940